                            EAST WEST BANCORP, INC.
                             415 Huntington Drive
                         San Marino, California  91108

                                                                     EXHIBIT 8.1

November 13, 1998



Board of Directors
East-West Bank
415 Huntington Drive
San Marino, California 91108

Board of Directors
East West Bancorp, Inc.
415 Huntington Drive
San Marino, California 91108

Board of Directors
East West Merger Co., Inc.
415 Huntington Drive
San Marino, California 91108

          RE: MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER OF EAST WEST MERGER CO., INC. WITH AND INTO EAST-WEST BANK

Ladies and Gentlemen:

          In accordance with your request, I provide the following analysis and opinions relating to the material federal income tax consequences of the transaction (the "Merger") whereby East West Merger Co., Inc. ("Merger Co.,") a single purpose, newly-formed and wholly-owned subsidiary of East West Bancorp., Inc., a Delaware corporation ("Company"), will merge with and into East-West Bank, a California corporation ("Bank"), pursuant to the Plan of Reorganization and Merger Agreement dated as of September 8, 1998 (the "Agreement"). Defined terms used herein have the same meanings as in the Agreement.

          Bank operates a banking business with its principal offices in San Marino, California. Company has been formed to serve as a holding company with respect to Bank. Merger Co. has no operating assets and will conduct no business. The sole function of Merger Co. is to merge with and into Bank in the Merger to accomplish the formation of the holding company structure.
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Board of Directors
November 13, 1998
Page 2


          In the Merger, Merger Co. shall be merged with and into Bank, and the Surviving Corporation shall be under the charter of Bank. Each share of Bank Common Stock issued and outstanding immediately prior to the close of business on the Effective Date of the Merger shall, on and at the close of business on the Effective Date of the Merger, pursuant to the Agreement and without any further action on the part of the holder thereof, be exchanged for and converted into one share of fully paid nonassessable Company Common Stock. No fractional shares of Company Common Stock will be issued in the Merger, nor will it be necessary to pay any cash in lieu of fractional shares of Company Common Stock. At the close of business on the Effective Date, each share of Merger Co. Common Stock issued and outstanding immediately prior thereto shall, by virtue of the Merger, be deemed to be exchanged for and converted into one share of fully paid nonassessable Bank Common Stock of the Surviving Corporation. The separate existence of Merger Co. will cease. At the close of business on the Effective Date, each share of Company Common Stock issued and outstanding immediately prior thereto shall, by virtue of the Merger, be canceled.

          At the close of business on the Effective Date of the Merger, all rights, privileges, franchises and property of Merger Co. and all debts and liabilities due or to become due to Merger Co. shall be deemed fully and finally and without any right of reversion transferred to and vested in the Surviving Corporation by virtue of the Merger without any deed or other transfer and the Surviving Corporation shall hold and enjoy all rights of property, franchises and interests, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by Merger Co. at the close of business on the Effective Date of the Merger.

          At the close of business on the Effective Date and thereafter, all debts, liabilities, and obligations due or to become due of, and all claims and demands for any cause existing against, Merger Co. shall be and become the debts, liabilities or obligations of , or the claims and demands against, the Surviving Corporation in the same manner as if the Surviving Corporation had itself incurred or become liable for them. All rights of creditors of Merger Co, and all liens upon the property of Merger Co., shall be preserved unimpaired, and shall be limited to the property affected by such liens immediately prior to the close of business on the Effective Date.

          At the close of business on the Effective Date, the Company will assume Bank's rights and obligations under Bank's 1998 Stock Incentive Plan (the "Plan") and under each of the outstanding options and incentives previously granted under the Plan (each such option and incentive existing immediately prior to the Effective Date being an "existing award" and each such option or incentive so assumed by the Company being called an "assumed award"), by which assumption all rights of a grantee of an existing award relating to Bank Common Stock shall become the same right with respect to Company Common Stock on a one for one basis. Each assumed award, subject to such modification as may be required, shall constitute a continuation of the existing award
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Board of Directors
November 13, 1998
Page 3


substituting the Company for Bank and employment by the Company or any of its subsidiaries for employment by the Bank. The price per share of Company Common Stock at which the assumed award (or any installment) may be exercised shall be the price as was applicable to the purchase of the Bank Common Stock pursuant to the existing award, and all other terms and conditions applicable to the assumed awards shall, except as herein provided, be unchanged. Upon consummation of the Merger, the Plan shall be terminated and assumed awards shall become awards made pursuant to Company's 1998 Stock Incentive Plan.

          This letter is being issued solely for the benefit of Bank, Company and Merger Co. and Bank's shareholders as of the close of business on the Effective Date of the Merger. It may not be relied upon by any other person without my prior written consent.

          The analysis and the opinions set forth herein are based upon the facts as set forth in the Agreement. The analysis and the opinions set forth herein are also based on the facts set forth in a Registration Statement on Form S-4 filed with the Securities and Exchange Commission on September 17, 1998.
The facts contained in the above-referenced documents are incorporated herein by reference as the operative facts underlying the tax opinions set forth herein. One of the key assumptions for purposes of this letter is that the facts set forth in those documents are accurate on the date of this analysis and remain accurate to the close of business on the Effective Date of the Merger and are otherwise true, complete, and correct. Any change or inaccuracy in such facts may adversely affect these opinions.

          In rendering these opinions, I have examined such documents, laws, regulations and other legal matters as I have considered necessary or appropriate for purposes of the opinions expressed herein. I have not made any independent investigation in rendering these opinions other than as described herein nor have I relied on the advice of or consulted with outside counsel.

          The opinions set forth herein are based upon the Internal Revenue Code of 1986, as amended (the "Code"), as of the date hereof and currently applicable Treasury Regulations promulgated under the Code (including proposed Treasury Regulations), published administrative positions of the Internal Revenue Service in revenue rulings and revenue procedures, and judicial decisions. Such legal authorities are all subject to change, either prospectively or retroactively. No assurance can be provided as to the effect of any such change upon our opinions. I have undertaken no obligation to update these opinions.

          The opinions set forth herein have no binding effect on the Internal Revenue Service or the courts. No assurance can be given that, if contested, a court would agree with the opinions
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Board of Directors
November 13, 1998
Page 4


set forth herein. The opinions set forth herein represent rather my best legal judgment as to the likely outcome of the issues addressed herein if such issues were litigated.

          In the case of transactions as complex as the Merger, many federal, state and local income and other tax consequences arise. I have been asked only to address the issues specifically set forth below. No opinion is expressed regarding any other issues.

          Subject to the foregoing, it is my opinion that the Merger will constitute a reorganization within the meaning of Section 368(a)(2)(E) of the Code, and that consequently:

          (i) No gain or loss will be recognized by Bank, Merger Co., or Company as a result of the Merger;

          (ii) No gain or loss will be recognized by the shareholders of Bank upon receipt of Company Common Stock in exchange for their shares of Bank Common Stock pursuant to the Merger;

          (iii) The basis of the Company Common Stock received by the shareholders of Bank pursuant to the Merger will be the same as the basis of the shares of Bank Common Stock surrendered in exchange therefor;

          (iv) The holding period of the Company Common Stock received by the shareholders of Bank pursuant to the Merger will include the holding period of the Bank Common Stock surrendered in exchange therefor, provided that such Bank Common Stock is held as a capital asset on the date of consummation of the Merger;

          (v) A holder of an outstanding option granted under the Bank Incentive Plan will not recognize income, gain or loss solely as a result of the exchange of the outstanding option for an identical option issued under the Company Incentive Plan;

          (vi) The assumption by the Company of an outstanding incentive stock option granted under the Bank Incentive Plan will not be deemed a modification of the stock option under Section 424 (h) of the Code; and
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Board of Directors
November 13, 1998
Page 5

          (vii) The section titled "Material Federal Income Tax Consequences" in the aforementioned Registration Statement on Form S-4 accurately describes the material federal income tax consequences of the Merger.


          I hereby consent to the filing of this opinion with the Securities and Exchange Commission and any applicable bank regulatory agencies as an exhibit to appropriate regulatory filings with such agencies in connection with the Merger.


                              Very truly yours,

                              /s/ Douglas P. Krause

                              Douglas P. Krause
                              Senior Vice President and General Counsel
                              East-West Bank
                              East West Bancorp